November 17, 2006

Re:	Offer to Rescind Certain Stock Purchases through the Texas Capital Bancshares, Inc. 2000 Employee Stock Purchase Plan
Dear Stockholder:
     You are receiving this letter and the accompanying Prospectus, Election Form and Stock Power Form because you purchased shares of our common stock on June 30, 2005 pursuant to options granted under our 2000 Employee Stock Purchase Plan. These stock sales were neither registered nor exempt from registration or qualification under applicable federal or state securities laws.
     In order to address this issue, we are offering to repurchase the shares you purchased through the plan during the above period. You are not required to accept our offer. If you decide to accept our offer, you or your designated broker will need to deliver us the shares of our common stock which you have purchased through the plan in exchange for a cash payment.
     If you decide to accept our offer, and you continue to hold eligible securities, your payment will be equal to the aggregate price you paid for the shares, plus the applicable state interest from the date of your purchase. The payment may be more or less than the current trading price of our common stock on the Nasdaq National Market (which closed at $20.44 on November 13, 2006). Shares sold under our Employee Stock Purchase Plan on June 30, 2005 were at $18.38 per share. You are encouraged to obtain current trading price information before deciding whether to accept or reject this offer.
     If you have sold the shares of our common stock that you purchased through the plan and you decide to accept this offer, your payment, if any, will be equal to the price you paid for the shares, plus applicable state interest per annum, less the proceeds of your sale of the shares. Interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date the rescission offer expires.
     By making this offer, we are not waiving any applicable statutes of limitations or other defenses we may have against any claims.
     The attached materials describe the terms of our offer in detail. You should review these materials carefully before deciding whether to accept or reject this offer. In order to accept our offer, you will need to complete the enclosed Rescission Election Form and return it to us no later than 5:00 P.M., Dallas, Texas time, on December 15, 2006. If you decide not to accept our offer, we ask that you still complete and return the enclosed Rescission Election Form, selecting option B, and return it to us no later than 5:00 P.M., Dallas, Texas time, on December 15, 2006. If we have not received a properly completed and signed Rescission Election Form from you by 5:00 P.M., Dallas, Texas time, on December 15, 2006, you will be deemed to have rejected our offer.
     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if the enclosed prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     If you have any questions concerning this letter or the enclosed materials, please contact Peter Bartholow or Lynett Rogers at
(214) 932-6600. Thank you for your cooperation.
Sincerely,

Peter Bartholow
Chief Financial Officer

Filed pursuant to Rule 424(b)(3)
Registration No. 333-138207
PROSPECTUS
TEXAS CAPITAL BANCSHARES, INC.
RESCISSION OFFER
Up to 16,361 Shares of Common Stock

•	We are offering to rescind the sale of 16,361 shares of common stock purchased pursuant to options granted under our 2000 Employee Stock Purchase Plan (“ESPP”), on June 30, 2005 from our current and former employees who were, at the times of issuance, residents of Arizona, Connecticut, Mississippi, Nevada, Tennessee, Texas or Utah.

•	The repurchase price for the shares of our common stock subject to the rescission offer is $18.38 per share and is equal to the price paid by those persons who purchased these shares, excluding interest.
•	If you accept our rescission offer, you will receive simple interest at an annual rate according to your state of residence at the time of purchase, based on the repurchase price described above and calculated from the date you purchased the shares through the date that this rescission offer expires. We intend to use the legal rates of interest for the repurchase of shares based on your state of residence when you purchased your shares. These interest rates are as follows:

State	Interest Rate
Arizona	10%
Connecticut	6%
Mississippi	6%
Nevada	12%
Tennessee	10%
Texas	8%
Utah	12%

•	We are making this offer on the terms and conditions set forth in this offering circular. Our rescission offer will remain open until 5:00 P.M., Dallas, Texas time, on December 15, 2006.

Our common stock is quoted on the Nasdaq National Market under the trading symbol “TCBI.” On November 13, 2006, the last price for our common stock, as reported by the Nasdaq National Market, was $20.44.
AS SET FORTH HEREIN. ELIGIBLE PARTICIPANTS WHO FAIL TO RESPOND TO THIS RESCISSION OFFER BY THE EXPIRATION DATE WILL BE DEEMED BY TEXAS CAPITAL BANCSHARES TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THIS RESCISSION OFFER MAY PREVENT A PARTICIPANT FROM MAINTAINING AN ACTION AGAINST TEXAS CAPITAL BANCSHARES IN CONNECTION WITH THE SHARES OF COMMON STOCK PURCHASED.

You should carefully consider the risk factors beginning on page 8 of this offering circular before accepting or rejecting this rescission offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 17, 2006

ABOUT THIS PROSPECTUS
     You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock.
     Unless the context otherwise requires, the terms “Texas Capital Bancshares,” “TCBI,” “Company,” “we,” “us” and “our” refer to Texas Capital Bancshares, Inc. and its subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
     Some of the statements contained in this prospectus and in the documents we incorporate by reference are forward-looking statements within the meaning of the U.S. federal securities laws that involve risks and uncertainties. The statements contained in this prospectus and the documents we incorporate by reference that are not purely historical, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future, are forward-looking statements. In this prospectus and the documents we incorporate by reference, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “future,” “continue” or similar expressions also identify forward-looking statements. Examples of forward-looking statements in this prospectus and the documents we incorporate by reference include statements regarding our expectations as to demand for our products, future operating results, capital expenditures, liquidity, our indemnification obligations, the results of litigation, amortization of other intangible assets and our relationships with vendors, as well as such other statements described in existing or future documents we incorporate by reference. These statements are only predictions. We make these forward-
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looking statements based upon information available on the date hereof, and we have no obligation (and expressly disclaim any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ materially from those anticipated in this prospectus as a result of certain factors including, but not limited to, those set forth below in the section entitled “Risk Factors” and elsewhere in this prospectus.
QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER
Q: Why are we making the rescission offer?
A: We are offering to repurchase up to 16,361 shares of our common stock from 144 stockholders who received options for those shares under our 2000 Employee Stock Purchase Plan, which we refer to as our “ESPP,” that may not have been exempt from registration or qualification under federal and state securities laws. This offer is being made to stockholders who purchased common stock on June 30, 2005, which we refer to as the “Offering Date.” The rescission offer is intended to address federal and state securities law compliance issues by allowing holders of shares covered by the rescission offer to sell those securities back to us.
Q: What will I receive if I accept the rescission offer?
A: The answer to this question depends on whether you still hold the shares of common stock subject to this rescission offer.
Q: Can you give me an example of what I will receive if I accept the rescission offer?
A: If you accept our rescission offer with respect to the common stock you purchased pursuant to options granted under the ESPP, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid, plus interest at the current statutory rate per year, from the date of purchase through the date the rescission offer expires. Interest will accrue on a monthly basis. The legal rates of interest for the repurchase of shares will be based on your state of residence when you purchased your shares. These rates are as follows:
State (Interest Rate):
Arizona (10%)
Connecticut (6%)
Mississippi (6%)
Nevada (12%)
Tennessee (10%)
Texas (8%)
Utah (12%)
For example, if you were a resident of Texas at the time you purchased the securities subject to the rescission offer and hold 100 shares of our common stock that are subject to the rescission offer that you purchased on June 30, 2005 at a per share price of $18.38 and you accept our rescission offer, assuming the rescission offer expires on December 15, 2006, you would receive:
•	The original purchase price (100 x $18.38) = $1,838.00

•	Plus 17.5 months of interest at 8% per year ($1,838 x 0.08 x 1.46) = $214.68 or $2.15 per share

•	For a total of $2,052.68.
Acceptance of the rescission offer may result in federal income tax consequences to the stockholder. You will not have any right, title or interest to the shares of common stock you will be surrendering upon the closing of the rescission offer, and you will only be entitled to receive the proceeds from our repurchase of your common stock.

If you sold the shares at a loss, and accept our rescission offer, we will pay an amount equal to the initial price paid per share, less the proceeds from the sale of such shares, plus interest at the current statutory rate per year based on your state of residence when you purchased your shares. Interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date the rescission offer expires. Interest will accrue on a monthly basis. As an example, assuming the rescission offer expires on December 15, 2006, if you purchased 100 shares of our common stock on June 30, 2005 at a per share price of $18.38, subsequently sold those shares on October 31, 2005 for $17.38 per share, and you accept our rescission offer, you would receive:
•	The original purchase price (100 x $18.38) = $1,838.00

•	Minus proceeds of the October 31, 2005 sale (100 x $17.38) = $1,738.00

•	Plus interest for 4 months calculated at 8% per year on $ ($1,838.00 x 0.08 x 0.333) = $48.96 or $.49 per share

•	Plus interest for 13.5 months at 8% per year on $100.00 loss from the October 31, 2005 sale ($100 x 0.08 x 1.125) = $9.00 or $.09 per share

•	For a total of $157.96.

Acceptance of the rescission offer may result in federal income tax consequences to the stockholder. See “U.S. Federal Income Tax Consequences.”
Q: Does the current market price affect my decision?
A: Yes, if you continue to hold shares subject to the rescission offer, our current market price as quoted on Nasdaq will affect the economics of your decision to accept or reject this rescission offer. The rescission offer is $18.38 per share for shares purchased on June 30, 2005. On November 13, 2006, the last reported sale price for our common stock on Nasdaq was $20.44 per share. See “Our Rescission Offer” and “Background” for information on the total amount which you would receive from the Company for your shares if you accept the rescission offer and compare that amount with the current market price, which may change daily. For those that previously sold shares subject to this rescission offer at a loss, the current market price of the Company shares on Nasdaq will not affect your decision to accept or reject this rescission offer.
Q: What if I already sold some or all of my shares subject to the rescission offer?
A: If you have since sold some or all of your shares subject to the rescission offer, you will still be entitled to receive the full amount that you paid for those shares plus interest on such amount at the applicable annual state interest rate, but less any amounts you previously received when you sold those shares. If you have already received more for those shares than you would otherwise be entitled to under the rescission offer, you will not be entitled to receive any payment under the rescission offer.
Q: Have any officers, directors or five percent stockholders advised TCBI whether they will participate in the rescission offer?
A: None of our officers or directors is eligible to participate in this offer.
Q: If I do not accept the offer now, can I sell my shares?
A: If you do not accept the rescission offer, you can sell the shares of common stock you hold that were subject to the rescission offer without limitation as to the number or manner of sale, unless you are an affiliate of TCBI within the meaning of Rule 144 or Rule 145 or you are subject to TCBI Insider Trading Policy requirements or any other transfer restrictions entered into with respect to your shares.
Q: What do I need to do now to accept or reject the rescission offer?
A: To accept or reject the rescission offer, you must complete and sign the accompanying Rescission Election Form and return it to Texas Capital Bancshares, to the attention of Ms. Lynett Rogers, 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, as soon as practical but in no event later than 5:00 P.M., Dallas, Texas time, on December 15, 2006,

If you are accepting the rescission offer, please also return your stock certificates and a stock power representing the shares you are surrendering for repurchase. If you wish to accept the rescission offer and have already sold your shares, no stock power is necessary.
Q: Can I accept the rescission offer in part?
A: Yes, if you still own the shares that are subject to the rescission offer. Simply indicate on your election form and stock power, if applicable, the number of shares you desire TCBI to repurchase from you. You will be deemed to have rejected the rescission offer with regard to the balance of your shares. If you accept the rescission offer and have already sold the shares that are subject to the rescission offer, you will receive the full payment indicated on the accompanying election form.
Q: What happens if I do not return my rescission offer election form?
A: If you do not return a properly completed election form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.
Q: What remedies or rights do I have now that I will not have after the rescission offer?
A: It is unclear whether or not you will have a right of rescission under federal securities laws after the rescission offer. The staff of the SEC is of the opinion that a person’s right of rescission created under the Securities Act of 1933 may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the date of the violation upon which the action to enforce liability is based.
The state remedies and statutes of limitations vary and depend upon the state in which you purchased the shares. The issuance of common stock under the ESPP was exempt in several of the states listed below. If you purchased your shares while residing in one of the states in which an exemption applied, you have no remedy under state law. The following is a summary of the statutes of limitations and the effect of the rescission offer for the states in which the shares covered by this rescission offer were sold. This summary is not complete. For additional discussion of the various state laws governing rescission rights in the respective states, see “Rescission Offer—Effect of Rescission Offer.”
Arizona: While residents of Arizona that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common shares issued by us in the state of Arizona were issued pursuant to an exemption from registration or qualification under the Securities Act of Arizona.
Connecticut: While residents of Connecticut that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common shares issued by us in the state of Connecticut were issued pursuant to an exemption from registration or qualification under the Connecticut Uniform Securities Act.
Mississippi: While residents of Mississippi that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common shares issued by us in the state of Mississippi were issued pursuant to an exemption from registration or qualification under the Mississippi Securities Act.
Nevada: While residents of Nevada that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Nevada were issued pursuant to an exemption from registration or qualification under the Nevada Uniform Securities Act

Tennessee: While residents of Tennessee that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common shares issued by us in the state of Tennessee were issued pursuant to an exemption from registration or qualification under the Tennessee Securities Act.
Texas: While residents of Texas that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of Texas was issued pursuant to an exemption from registration or qualification under the Texas Securities Act.
Utah: While residents of Utah that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of Utah was issued pursuant to an exemption from registration or qualification under the Utah Uniform Securities Act.
We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief. Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.
If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not your federal right of rescission will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitation for non-compliance with the requirement to register securities under the Securities Act is one year.
We believe all the sales of shares of our common stock which are the subject of our rescission offer were exempt from registration or qualification under state law, and thus you may not be entitled to any state law remedies. However, under state law, acceptance or rejection of our rescission offer may preclude you from maintaining an action against us in connection with the shares of common stock purchased at the Offering Dates. We do not make any representation as to the compliance of this rescission offer with applicable state law.
Q: How will the rescission offer be funded?
A: The rescission offer will be funded from our existing cash balances. If all persons eligible to participate in the rescission offer accept our offer to the full extent, our results of operations, cash balances or financial condition will not be affected materially.
Q: Can I change my mind after I have mailed my signed election form?
A: Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form. Any new election forms must be received by us prior to the expiration date in order to be valid. We will not accept any election forms after the expiration date.
Q: Who can help answer my questions?
A: You can call Peter Bartholow, Chief Financial Officer, or Lynett Rogers at TCBI, at (214) 932-6600, with questions about the rescission offer.
Q: Where can I get more information about TCBI?
A: You can obtain more information about TCBI at our website, http://www.texascapitalbank.com, including the filings we make from time to time with the SEC. These filings are also available on the SEC’s website at www.sec.gov.
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SUMMARY
     The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Investors should carefully consider the information set forth under “Risk Factors” below.
Overview and Company Background
          Texas Capital Bancshares, Inc. (“TCBI” or the “Company”) was organized in March 1998 to serve as the holding company for Texas Capital Bank, National Association, an independent bank managed by Texans and oriented to the needs of the Texas marketplace. We decided that the most efficient method of building an independent bank was to acquire an existing bank and substantially increase the equity capitalization of that bank through private equity financing. The acquisition of an existing bank was attractive because it enabled us to avoid the substantial delay involved in chartering a new national or state bank. Our predecessor bank, Resource Bank, N.A., headquartered in Dallas, Texas, had completed the chartering process and commenced operations in October 1997. We acquired Resource Bank in December 1998.
          We also concluded that substantial equity capital was needed to enable us to compete effectively with the subsidiary banks of nationwide banking and financial services organizations that operate in the Texas market. Accordingly, in June 1998, we commenced a private offering of our common stock and were successful in raising approximately $80.0 million upon completion of the offering. In August 2003, we completed our initial public offering, raising $33.9 million.
          We are incorporated in the State of Delaware. Our principal executive offices are located at 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201. The telephone number is (214) 932-6600.
          We make available, free of charge through our website, our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Additionally, we have adopted and posted on our website a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The address for our website is http://www.texascapitalbank.com. We will provide a printed copy of any of the aforementioned documents to any requesting shareholder.

RISK FACTORS
You should carefully consider the risks described below before making an investment decision in the shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline substantially, and you may lose all or part of your investment.
Risks Related to this Rescission Offer
          We may continue to have potential liability even after this rescission offer is made due to our issuances of securities in violation of the federal securities laws.
     The Securities Act of 1933, as amended (the “Securities Act”), does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered or exempt from the registration requirements of the Securities Act. Accordingly, if you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under Securities Act after the expiration of the rescission offer. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Consequently, should any offerees reject the rescission offer, expressly or impliedly, we may continue to be potentially liable under the Securities Act for the purchase price or for certain losses if the shares have been sold. Additionally, regulatory authorities may require us to pay fines or they may impose sanctions on us, and we may face other claims by participants other than rescission claims.
          We cannot predict whether the amounts you would receive in the rescission offer would be greater than the market value of our securities.
     Our common stock is actively traded on the Nasdaq National Market under the symbol “TCBI.” The amount you would receive in the rescission offer is fixed and is not tied to the market value of our common stock on the Nasdaq National Market at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the market value of the securities you would be tendering to us.
If you do not accept the rescission offer, your shares, although freely tradable, will still remain subject to limitation on resales, if any.
          If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer, your shares will be registered under the Securities Act and will be fully tradeable, subject to any applicable limitations set forth in Rule 144 or Rule 145 under the Securities Act; provided, however, that you will also remain subject to any applicable terms and conditions of any agreement under which your shares were issued or otherwise relating to your shares.
Risk Factors Associated With Our Business
     We must effectively manage our credit risk.
     There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of non-payment of loans is inherent in commercial banking. Although we attempt to minimize our credit risk by carefully monitoring the concentration of our loans within specific industries and through prudent loan application approval procedures in all categories of our lending, we cannot assure you that such monitoring and approval procedures will reduce these lending risks. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to any new geographic markets.
     Our results of operation and financial condition would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.
     Experience in the banking industry indicates that a portion of our loans in all categories of our lending business will become delinquent, and some may only be partially repaid or may never be repaid at all. Our methodology for establishing the adequacy of the allowance for loan losses depends on subjective application of risk grades as indicators of borrowers’ ability to repay. Deterioration in general economic conditions and unforeseen risks affecting customers may have an adverse effect on borrowers’ capacity to honor their obligations before risk grades could reflect those changing conditions. Moreover, in times of improving credit quality, with growth in our loan portfolio, the allowance for loan losses may decrease as a percent of total loans. A decrease in the ratio of the allowance for loan losses to total loans may increase the risk that the allowance would become inadequate if borrowers experience economic and other conditions adverse to their businesses. Maintaining the adequacy of our allowance for loan losses may require that we make significant and unanticipated increases in our provisions for loan losses in the future, which would materially affect our results of operations. Recognizing that many of our loans individually represent a significant percentage of our total allowance for loan losses, which may have decreased as a percent of total loans, adverse collection experience in a relatively small number of loans could require an increase in our allowance. Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have a negative effect on our results of operations and financial condition. For additional descriptions of risks in the loan portfolio, the methodology for determining, and information related to, the adequacy of the reserve for loan losses, see the Summary of Loan Loss Experience section in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Our operations are significantly affected by interest rate levels.
     Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and investments and interest we pay to third parties such as our depositors and those from whom we borrow funds. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our results of operations, these strategies may not always be successful. In addition, any substantial and prolonged increase in market interest rates could reduce our customers’ desire to borrow money from us or adversely affect their ability to repay their outstanding loans by increasing their credit costs since most of our loans have adjustable interest rates that reset periodically. Any of these events could adversely affect our results of operations or financial condition.
     Our business faces unpredictable economic conditions.
     General economic conditions impact the banking industry. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:
•	national and local economic conditions;

•	the supply and demand for investable funds;

•	interest rates; and

•	federal, state and local laws affecting these matters.
     Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on our results of operation and financial condition, which would likely adversely affect the market price of our common stock. Further, with the exception of our BankDirect customers, which comprised 8% of our total deposits as of December 2005, our bank’s customer base is primarily commercial in nature, and our bank does not have a significant branch network or retail deposit base. In periods of economic downturn, business and commercial deposits may tend to be more volatile than traditional retail consumer deposits and, therefore, during these periods our financial condition and results of operations could be adversely affected to a greater degree than our competitors that have a larger retail customer base.
     We are dependent upon key personnel.
     Our success depends to a significant extent upon the performance of certain key employees, the loss of whom could have an adverse effect on our business. Although we have entered into employment agreements with certain employees, we cannot assure you that we will be successful in retaining key employees.
     Our business is concentrated in Texas and a downturn in the economy of Texas may adversely affect our business.
     A substantial majority of our business is located in Texas. As a result, our financial condition and results of operations may be affected by changes in the Texas economy. A prolonged period of economic recession or other adverse economic conditions in Texas may result in an increase in non-payment of loans and a decrease in collateral value.
     Our business strategy includes significant growth plans and, if we fail to manage our growth effectively as we pursue our expansion strategy, it could negatively affect our operations.
     We intend to develop our business by pursuing a significant growth strategy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. In order to execute our growth strategy successfully, we must, among other things:
•	identify and expand into suitable markets and lines of business;

•	build our customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund our anticipated loan growth;

•	attract and retain qualified bank management in each of our targeted markets;

•	identify and pursue suitable opportunities for opening new banking locations; and

•	maintain adequate regulatory capital.
     Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

     We compete with many larger financial institutions which have substantially greater financial resources than we have.
     Competition among financial institutions in Texas is intense. We compete with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our markets could cause us to lose market share, slow our growth rate and may have an adverse effect on our financial condition and results of operations.
     The risks involved in commercial lending may be material.
     We generally invest a greater proportion of our assets in commercial loans than other banking institutions of our size, and our business plan calls for continued efforts to increase our assets invested in these loans. Commercial loans generally involve a higher degree of credit risk than some other types of loans due, in part, to their larger average size, the dependency on the cash flow of the borrowers’ businesses to service debt, the sale of assets securing the loans, and disposition of collateral which may not be readily marketable. Losses incurred on a relatively small number of commercial loans could have a materially adverse impact on our results of operations and financial condition.
     Real estate lending in our core Texas markets involves risks related to a decline in value of commercial and residential real estate.
     Our real estate lending activities, and the exposure to fluctuations in real estate values, are significant and expected to increase. The market value of real estate can fluctuate significantly in a relatively short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized and we may not be able to realize the amount of security that we anticipated at the time of originating the loan.
     Our future profitability depends, to a significant extent, upon revenue we receive from our middle market business customers and their ability to meet their loan obligations.
     We expect that our future profitability will depend, to a significant extent, upon revenue we receive from middle market business customers, and their ability to continue to meet existing loan obligations. As a result, adverse economic conditions or other factors adversely affecting this market segment may have a greater adverse effect on us than on other financial institutions that have a more diversified customer base.
     System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.
     The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, will continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful.

     We are subject to extensive government regulation and supervision.
     We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.
     Furthermore, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC and Nasdaq that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.
     Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.
     Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. For example, during 2005, hurricanes Katrina and Rita made landfall and subsequently caused extensive flooding and destruction along the coastal areas of the Gulf of Mexico, including communities where we conduct business. Operations in several of our markets were disrupted by both the evacuation of large portions of the population as well as damage and or lack of access to our banking and operation facilities. While the impact of these hurricanes did not significantly affect us, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.
     Our success in attracting and retaining consumer deposits depends on our ability to offer competitive rates and services.
     As of December 2005, approximately 8% of our total deposits came from retail consumer customers through BankDirect, our Internet banking division. The market for Internet banking is extremely competitive and allows retail consumer customers to access financial products and compare interest rates from numerous financial institutions located across the U.S. As a result, Internet retail consumers are more sensitive to interest rate levels than retail consumers who bank at a branch office. Our future success in retaining and attracting retail consumer customers depends, in part, on our ability to offer competitive rates and services.
     We could be adversely affected by changes in the regulation of the Internet.
     Our ability to conduct, and the cost of conducting, business may also be adversely affected by a number of legislative and regulatory proposals concerning the Internet, which are currently under consideration by federal, state, local and foreign governmental organizations. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have an adverse effect on our business, financial condition and results of operations. Furthermore, government restrictions on Internet content could slow the growth of Internet use and decrease acceptance of the Internet as a communications and commercial medium and thereby have an adverse effect on our financial condition and results of operations.
     Our management maintains significant control over us.
     Our current executive officers and directors beneficially own approximately 13% of the outstanding shares of our common stock. Accordingly, our current executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval (including decisions relating to the election of directors), the determination of day-to-day corporate and management policies and other significant corporate activities.
     There are substantial regulatory limitations on changes of control.
     With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock.
     Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium.
     Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.
     We are subject to claims and litigation pertaining to fiduciary responsibility.
     From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations. Currently, there are no potentially material claims or litigation pending against the Company.
     Our controls and procedures may fail or be circumvented.
     Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

Risks Associated With Our Common Stock
     Our stock price can be volatile.
     Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:
•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends, concerns and other issues in the financial services industry;

•	Perceptions in the marketplace regarding us and/or our competitors;

•	New technology used, or services offered, by competitors;

•	Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	Changes in government regulations; and

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.
     General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.
     The trading volume in our common stock is less than that of other larger financial services companies.
     Although our common stock is listed for trading on the Nasdaq, the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.
     An investment in our common stock is not an insured deposit.
     Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

     Our certificate of incorporation and bylaws as well as certain Delaware and banking laws may have an anti-takeover effect.
     Provisions of our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of tour common stock.
Risks Associated With Our Industry
     We compete in an industry that continually experiences technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.
     The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services which our customers may require. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.
     The earnings of financial services companies are significantly affected by general business and economic conditions.
     Our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which the we operate, all of which are beyond our control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our results of operation and financial condition.
     Financial services companies depend on the accuracy and completeness of information about customers and counterparties.
     In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our results of operation and financial condition.
     Consumers may decide not to use banks to complete their financial transactions.
     Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our results of operations and financial condition.

USE OF PROCEEDS
  We will not receive any proceeds from the rescission offer.
OUR RESCISSION OFFER
Background
     We are offering to repurchase 16,361 shares of our common stock from 144 stockholders who received options for those shares under our 2000 Employee Stock Purchase Plan, which we refer to as our “ESPP,” that may not have been exempt from registration or qualification under the Securities Act of 1933 (“Securities Act”). In December 2005, we discovered that we had inadvertently sold 16,361 shares of our common stock to our employees in excess of the 160,000 shares of common stock authorized to be issued under the ESPP. As a result, we may have failed to comply with the registration or qualification requirements of the federal securities law.
     The following table sets forth the number of purchasers, purchase price and interest from the date of purchase (June 30, 2005) through the date the rescission offer expires (December 15, 2006) for each state:

	No. of Purchasers	No. of Shares	Rescission Purchase Price	Interest Rate Per State	Total Interest Payment Per State	Total Rescission Payment	Payment Per Share
Arizona	1	136	$2,500	10%	$365	$2,865	$21.06
Connecticut	1	65	1,195	6	105	1,300	20.00
Mississippi	1	2	37	6	3	40	20.00
Nevada	2	81	1,489	12	261	1,750	21.60
Tennessee	1	98	1,801	10	263	2,064	21.06
Texas	137	15,918	292,573	8	34,133	326,706	20.52
Utah	1	61	1,121	12	196	1,317	21.59

Total:	144	16,361	$300,716		$35,326	$336,042

     The 16,361 shares represent less than one-tenth of one percent of the 25,638,219 shares of common stock outstanding at June 30, 2005. At December 31, 2005, there were 25,771,718 shares of common stock outstanding. At June 30, 2005, our stockholders had approved stock-based compensation and employee stock purchase plans that collectively covered approximately 4,271,165 shares of common stock. The 16,361 shares sold in excess of the shares authorized under our ESPP represent less than one percent of the 4,271,165 shares of common stock covered by such plans.
     Due to a number of factors, including the small number of shares sold in excess of those authorized by our ESPP, the number of shares sold as compared to the total amount of common stock outstanding, the number of shares sold as compared to the total amount of common stock subject to plans that had been approved by our stockholders, and sale of the excess shares for 85% of the then current market price of the common stock, we determined that the sale of these shares was not a material event.
     Following the discovery of the accidental sale of shares in excess of those authorized by our ESPP, our board of directors terminated our ESPP on December 30, 2005. No shares were issued subsequent to December 31, 2004 under the ESPP.
     This offer is being made to 144 stockholders who purchased common stock on June 30, 2005, which we refer to as the “Offering Date.” We used the proceeds from these sales for general corporate purposes. Our current executive officers and directors who did participate in the ESPP will not participate in the rescission offer.
     Our Board of Directors has approved this rescission offer in order to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the offer or sale of common stock from our ESPP. Generally, the statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year. By making this rescission offer, we are not waiving any applicable statutes of limitations.
Rescission Offer and Price
     Because the sale of our common stock to stockholders who received options under the ESPP, as described above, may not have complied with the federal securities laws the purchasers of those shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not a waiver by us of any valid defenses to a claim that we violated the federal securities laws. If our rescission offer is accepted in full, the aggregate purchase price, excluding interest, is estimated to be approximately $18.38. In the event the rescission offer is accepted in full or in part, we do not believe our business or financial condition would be materially adversely affected. In addition, we do not believe acceptance would have a material impact on the market value of our remaining securities.
     If you continue to hold shares subject to this rescission offer, and you accept our rescission offer, we will repurchase the shares at the initial price per share paid, plus interest at the current statutory rate per year, from the date of purchase through the date the rescission offer expires. Interest will accrue on a monthly basis. The legal rates of interest for the repurchase of shares will be based on your state of residence when you purchased your shares. These rates are as follows:
State (Interest Rate):
Arizona (10%)
Connecticut (6%)
Mississippi (6%)
Nevada (12%)
Tennessee (10%)
Texas (8%)
Utah (12%)
     If you sold the shares subject to this rescission offer at a loss, and accept our rescission offer, we will pay an amount equal to the initial price paid per share, less the proceeds from the sale of such shares, plus interest at the current statutory rate per year, from the date of purchase through the date the rescission offer expires. For eligible shares sold prior to this rescission offer, interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date the rescission offer expires. In both situations, interest will accrue on a monthly basis. The repurchase price for shares subject to this rescission offer is $18.38 per share for purchases made on June 30, 2005.
     Federal law does not mandate that interest be paid in this rescission offer nor does it provide a specific interest rate to be used in this regard. However, most states require interest be paid in connection with offerings comparable to our rescission offer at defined statutory rates.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity. The purchases subject to this rescission offer were made by residents of Arizona, Connecticut, Mississippi, Nevada, Tennessee, Texas and Utah. We believe that all sales of shares of our common stock which are the subject of this rescission offer were exempt from registration or qualification under the laws of such states and that no violation of state securities laws occurred in connection with such sales. Furthermore, we believe that this rescission offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. Thus, we do not make any representation as to the compliance of this rescission offer with state law. However, under state law, acceptance or rejection of the rescission offer may preclude you from maintaining an action against us in connection with the shares of common stock purchased at the Offering Date. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.
     While no assurance can be given as to the level at which the common stock will trade in the future, persons entitled to our rescission offer should consider that on November 13, 2006, the closing sale price for our common stock was more than $18.38 per share. Persons entitled to our rescission offer are urged to obtain current quotations of the market price of our common stock on the Nasdaq National Market, under the symbol, “TCBI.”
     See “Our Rescission Offer” and “Background” for information on the total amount which you would receive from the Company for your shares if you accept the rescission offer and compare that amount with the current market price, which may change daily.
Acceptance
  You may accept our rescission offer, either in whole or in part by:
•	completing and signing the Rescission Election Form accompanying this prospectus, and

•	if you have physical possession of stock certificates purchased from the ESPP at the Offering Date, delivering the certificates representing the shares being repurchased to us on or before 5:00 P.M., Dallas, Texas time, on December 15, 2006.

     All acceptances of the rescission offer will be deemed to be effective on the expiration date of the rescission offer. Unless you accept the rescission offer before the expiration date, your right to accept the rescission offer will terminate. You can revoke your acceptance or rejection of our rescission offer prior to the expiration date. You can do this by completing and submitting a new Rescission Election Form that is received by us prior to the expiration date.
     Persons that have already sold shares subject to our rescission offer must enclose with the Rescission Election Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party. Finally, we may require that an improperly completed Rescission Election Form be properly completed and returned to us.
     Payment for securities as to which the rescission offer has been accepted will be made within ten business days after the expiration date.
     IF PERSONS DESIRING TO ACCEPT THE RESCISSION OFFER INTEND TO MAKE USE OF THE MAIL TO RETURN THEIR STOCK CERTIFICATES, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.
Rejection or Failure to Affirmatively Accept
     If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the shares in accordance with the terms of the ESPP and you will not receive any cash for those securities in connection with the rescission offer. Your shares will be registered and fully tradeable under the Securities Act of 1933, unless you are an affiliate of TCBI within the meaning of Rule 144 or Rule 145, as the case may be. Your shares will remain subject to any applicable terms and conditions of the original agreement under which they were issued and any subsequent agreement relating to such shares.
Solicitation
     We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.
Other Terms and Conditions
     Our rescission offer will expire at 5:00 P.M., Dallas, Texas time, on December 15, 2006. If you submit an election form after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted and you will be deemed to have rejected our rescission offer.
     If a Rescission Election Form fully completed and executed in pertinent part is not received by the expiration date from those persons actually receiving notice of the rescission offer through this prospectus, the rescission offer will be deemed to have been rejected by such offerees.
     Neither we nor our officers or directors may make any recommendations to you with respect to our rescission offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to the rescission offer.

     If you decide to accept our rescission offer and intend to use the mail to return your stock certificates to us, we recommend that you use insured registered mail, return receipt requested.
Effect of Rescission Offer
     We believe that your acceptance of the rescission offer will, under general theories of estoppel, preclude you from later seeking similar relief, and we are unaware of any federal case law to the contrary. Accordingly, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.
     If you affirmatively reject or fail to accept our rescission offer, you will retain ownership of the shares you received and will not receive any cash for those shares. In addition, the shares subject to the rescission offer held by persons who affirmatively reject or fail to accept the rescission offer before the expiration date of the offer will, for purposes of applicable federal securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be “affiliates” of us, will be freely tradable in the public market at such time. Those shares held by our affiliates will be subject to certain restrictions on resale as explained in Rule 144 under the Securities Act of 1933.
     It is unclear whether the rescission offer will terminate our liability, if any, for failure to register the issuance of the shares that are subject to the rescission offer with the Securities and Exchange Commission under the Securities Act. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitation for non-compliance with the requirement to register securities under the Securities Act is one year.
Funding of the Rescission Offer
     The rescission offer will be funded from our existing cash balances. If all persons eligible to participate accept our offer to repurchase common stock to the full extent, our results of operations, cash balances or financial condition will not be materially adversely affected.
Use of Common Stock Repurchased in our Rescission Offer
     The shares of our common stock purchased by us pursuant to our rescission offer, if any, will become treasury shares, and will be available for use by us pursuant to our ESPP or general corporate purposes.

U.S. FEDERAL INCOME TAX CONSEQUENCES
Scope of this Discussion
     The following discussion summarizes the material U.S. federal income tax consequences of participating in our rescission offer. This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to you as a result of participating in our rescission offer. In addition, this discussion does not take into account your individual facts and circumstances, which may affect the U.S. federal income tax consequences to you of participating in our rescission offer. This discussion also does not address the U.S. state and local or foreign tax consequences of participating in our rescission offer. Accordingly, this discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice. You should consult your own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of participating in our rescission offer.
     In addition, this discussion does not address the U.S. federal income tax consequences of participating in our rescission offer if you are subject to special U.S. federal income tax rules, including if (a) you are not a “U.S. person” (e.g., you are a non-resident alien), (b) you are liable for the alternative minimum tax, (c) you are not an individual, (d) you own our shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position, or (e) you hold our shares other than as a capital asset.
Authorities
     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published IRS rulings, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, in effect and available, as of the date of this document. Any of the authorities on which this discussion is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This discussion does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.
Treatment as Taxable Redemption
     For U.S. federal income tax purposes, we intend to treat the purchase of our shares pursuant to our rescission offer as a taxable redemption, with the redemption price being equal to the full amount of cash paid to you (i.e., the sum of the price per share you paid for our shares plus interest). However, the IRS may take the position that the redemption price should be equal only to the price per share you paid for our shares. In that event, the portion of the redemption price in excess of the price per share you paid for our shares would be taxable as ordinary interest income to you.
Non-Disqualifying Disposition
     Assuming that your sale of our shares pursuant to our rescission offer does not constitute a “disqualifying disposition” (as discussed below), you should recognize ordinary compensation income in an amount equal to the lesser of (a) the excess of the fair market value of our shares on the date you were granted the right to purchase our shares over the purchase price you paid for our shares or (b) the excess of the redemption price paid in our rescission offer over the purchase price you paid for our shares. In addition, assuming that one or more of the Section 302(b) Tests (as defined below) is satisfied, you should recognize long-term gain in an amount equal to the excess, if any, of (a) the redemption price paid in our rescission offer over (b) the sum of the purchase price you paid for our shares plus the ordinary compensation income you recognize under the preceding sentence.
     Under Section 302(b) of the Code, your sale of our shares pursuant to our rescission offer should be treated as a “sale or exchange” by you (rather than as a distribution by us, as discussed below) if the sale (a)

results in a complete termination of your interest in us, (b) is substantially disproportionate, or (c) is not essentially equivalent to a dividend (the “Section 302(b) Tests”).
• Your sale of our shares pursuant to our rescission offer should result in a “complete termination” of your interest in us if, pursuant to our rescission offer, either (a) we purchase all of our shares that you actually and constructively own or (b) we purchase all of our shares that you actually own and, with respect to any constructively owned shares, you are eligible to waive (and effectively waive) constructive ownership under the procedures described in Section 302(c)(2) of the Code.
• Your sale of our shares pursuant to our rescission offer should qualify as “substantially disproportionate” if (a) your percentage ownership of our voting shares immediately after the sale is less than 80 percent of your percentage ownership of our voting shares immediately before the sale, (b) your percentage ownership of our common stock (whether voting or non-voting) immediately after the sale is less than 80 percent of your percentage ownership of our common stock immediately before the sale, and (c) you own less than 50 percent of the total combined voting power of all classes of our shares immediately after the sale.
• Your sale of our shares pursuant to our rescission offer should qualify as “not essentially equivalent to a dividend” if you experience a “meaningful reduction” in the your proportionate interest in us as a result of the sale, which will depend on your individual facts and circumstances.
     In applying each of the Section 302(b) Tests, you must take into account both shares actually owned by you and any shares considered as owned by you under certain constructive ownership rules set forth in Section 318 of the Code. Under these constructive ownership rules, you generally should be considered to own (a) shares that you have the right to acquire by the exercise of an option or warrant, (b) shares owned by certain of your family members, and (c) shares owned by certain entities (such as corporations, partnerships, trusts, and estates) in which you own an interest or are a beneficiary. You should consult your own financial advisor, legal counsel, or accountant regarding the Section 302(b) Tests and the constructive ownership rules of Section 318 of the Code.
     If your sale of our shares pursuant to our rescission offer does not satisfy any of the Section 302(b) Tests, you should be treated as having received a distribution from us in an amount equal to the redemption price paid to you (without any reduction for the tax basis of our shares that you sold). Such distribution should be taxable as a dividend to the extent of our current or accumulated “earnings and profits.” To the extent that such distribution exceeds our current and accumulated “earnings and profits,” such distribution (a) should first be treated as a tax-free return of capital to the extent of your tax basis in our shares and, (b) thereafter, should be treated as gain from the sale or exchange of our shares. A dividend generally should be taxed at the same preferential tax rates applicable to long-term capital gains.
Disqualifying Disposition
     A disposition of our shares should be treated as a “disqualifying disposition” if such disposition occurs prior to (a) two years after the date you were granted the right to purchase our shares or (b) one year after the date you purchased our shares.
     If your sale of our shares pursuant to our rescission offer constitutes a disqualifying disposition, you should recognize ordinary compensation income in an amount equal to the excess, if any, of (a) the fair market value of our shares on the date you purchased our shares over (b) the purchase price you paid for our shares. This amount should be recognized as ordinary compensation income by you, even if the fair market value of our shares on the date you purchased our shares exceeds the redemption price paid in our rescission offer. In addition, assuming that one or more of the Section 302(b) Tests discussed above is satisfied, you should recognize gain (or loss) in an amount equal to the excess (or deficiency), if any, of (a) the redemption price paid in our rescission offer over (b) the fair market value of our shares on the date you purchased our shares. A capital gain (or loss) will be long-term or short-term, depending on whether you held our shares for more than one year after the date you purchased our shares.

No Legal Opinion or IRS Ruling
     No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of our rescission offer. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion.
Backup Withholding
     Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a person pursuant to our rescission offer must be withheld and remitted to the United States Treasury unless you (i) are an exempt recipient and, if required, establish your right to an exemption or (ii) provide your taxpayer identification number, certify that you are not currently subject to backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. You may generally avoid backup withholding by furnishing a completed Substitute Form W-9 included as part of the election form. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against your U.S. federal income tax liability, and you may be entitled to a refund provided the required information is furnished to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES INCOME TAX CONSEQUENCES OF ACCEPTING THE RESCISSION OFFER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIALLY RELEVANT TAX EFFECTS. TEXAS CAPITAL BANCSHARES, INC. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RESCISSION OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

WHERE YOU CAN FIND MORE INFORMATION
     Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document in our files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. We make available, free of charge through our website, our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Additionally, we have adopted and posted on our website a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The address for our website is http://www.texascapitalbank.com. We will provide a printed copy of any of the aforementioned documents to any requesting shareholder.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement.
INCORPORATION BY REFERENCE
     As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.
     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below (SEC File No. 000-30533) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this rescission offer is complete:
     • Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 3, 2006;
     • Quarterly Report on Form 10-Q for the period ended March 31, 2006 filed on May 5, 2006;
     • Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed on August 3, 2006;
     • Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed on November 3, 2006.
     • Current Reports on Form 8-K, filed on: January 19, 2006, February 2, 2006, April 3, 2006, April 21, 2006, May 3, 2006, July 21, 2006, October 5, 2006 and October 20, 2006; and
     • The description of our common stock contained in a registration statement on Form 10, filed August 24, 2001.
     In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of this registration statement, prior to the effectiveness of the registration statement and until the termination of this rescission offer.
     Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or oral request addressed to Texas Capital Bancshares, Inc., 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, Attention: Peter Bartholow (telephone: 214-932-6600).
LEGAL MATTERS
     The validity of the shares of common stock issued in this rescission offer will be passed upon for us by Patton Boggs LLP, Dallas, Texas.
EXPERTS
     The consolidated financial statements of Texas Capital Bancshares, Inc. incorporated by reference in Texas Capital Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 and Texas Capital Bancshares, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

APPENDIX I
RESCISSION ELECTION FORM

To:	Texas Capital Bancshares, Inc.
2100 McKinney Avenue
Suite 900
Dallas, Texas 75201
ATTN. Peter Bartholow
The undersigned hereby acknowledges receipt of a prospectus (the “Prospectus”) from Texas Capital Bancshares, Inc. (the “Company”), in which the Company has offered to persons who purchased shares of the Company’s Common Stock through the Company’s Employee Stock Purchase Plan on June 30, 2005 the right to rescind or continue their investment (the “Offer”).
Subject to the terms and conditions of the Offer and the instructions set forth below, the undersigned hereby elects:
☐ A. ACCEPTANCE OF RESCISSION OFFER; REQUEST FOR RESCISSION
1. The undersigned hereby irrevocably elects to accept the Offer to rescind the sale to the undersigned of (check applicable box):
☐ ALL shares purchased during the Offer, equal to            (fill in number) shares of Common Stock of the Company; or
☐ ALL of the shares purchased on           (fill in purchase date), equal to           (fill in number) shares of Common Stock of the Company;
and to receive (i) for all shares currently owned, an amount equal to (A) the price paid per share; plus (B) interest at [___] percent (___%) per annum from the date of purchase through the expiration of the rescission offer; and (ii) for all shares sold prior to the date of the Prospectus, an amount equal to (A) the price paid per share; less (B) the proceeds from the sale of such shares, plus interest at [___] percent (___%) per annum. As for shares sold prior to the date of the Prospectus, interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date the rescission offer expires. In both situations, interest will accrue on a monthly basis.
2. The undersigned (check applicable box):
☐ HAS; or
☐ HAS NOT;
sold all or a portion of the shares of Common Stock of the Company at a loss.
PROVIDE THE FOLLOWING INFORMATION FOR ALL SHARES (INCLUDING SHARES
PREVIOUSLY SOLD) YOU WISH TO RESCIND

DATE	NUMBER	SHARE
OF	OF	CERTIFICATE
PURCHASE	SHARES	ENCLOSED
YES ☐ NO ☐
YES ☐ NO ☐
TOTAL NUMBER OF SHARES BEING RESCINDED (including shares previously sold):
PROVIDE THE FOLLOWING INFORMATION ONLY IF YOU HAVE SOLD ALL
OR A PORTION OF YOUR SHARES

			TYPE OF	NAME AND
	NUMBER OF	AMOUNT OF	CONSIDERATION	ADDRESS OF
DATE OF	SHARES	CONSIDERATION	(IF OTHER THAN	ACQUIROR AND/OR
SALE	SOLD	RECEIVED	CASH)	MARKET TRANSACTION

Note: If you have sold shares of Common Stock to a third party prior to the date hereof in a bona fide transaction, please enclose herewith proof reasonably satisfactory to the Company evidencing the sale. Satisfactory proof of sale may take the form of appropriate documentation reflecting the sale and the sale price. If the proof of a bona fide sale is not reasonably satisfactory to the Company, the Company may require additional proof. In addition, the Company may require evidence that any sale of Common Stock was a bona fide transfer of such shares.
     3. If the undersigned has physical possession of any certificates representing shares of the Company’s Common Stock being rescinded, the undersigned hereby encloses such certificates and the stock powers duly endorsed for transfer.
     4. Subject to and effective upon receipt of the undersigned’s rescission payment in accordance with the terms of the Offer, the undersigned sells, assigns and transfers to the order of the Company all right, title and interest in and to all rescinded shares of the Company’s Common Stock as identified above. The undersigned hereby represents that the undersigned is conveying all interests in the shares free and clear of all liens and encumbrances of any kind, and that no such interest has been previously or concurrently transferred in any manner to any other person or entity.
     ☐ B. REJECTION IN WHOLE OR IN PART OF RESCISSION OFFER; AFFIRMATION OF INTENTION TO RETAIN COMMON STOCK.
     Except as indicated in “A.” above, the undersigned hereby affirms the undersigned’s intent to retain the shares of Common Stock of the Company acquired through the Company’s Employee Stock Purchase Plan, and elects NOT to accept the Company’s offer to repurchase such shares.
     Except as indicated in “A.” above, the undersigned understands that as a result of rejecting the Offer, the undersigned will continue to hold the shares of Common Stock of the Company acquired through the Company’s Employee Stock Purchase Plan.
     The undersigned understands and acknowledges that the rejection of the Offer is speculative in nature and involves investment risk. The undersigned understands all of the risk factors relating to an investment in the Company, including those set forth in the caption “Risk Factors” in the Prospectus.

THE UNDERSIGNED:

Print name of the undersigned and, (a) if shares are held by a partnership, corporation, trust or entity, the name and capacity of the individual signing on its behalf, and (b) if shares are held as joint tenants or as community property, the name(s) of the co-purchaser(s).

Signature

Dated:

Tax I.D./Soc. Sec. No.

Signature (if joint account)

Dated:

Tax I.D./Soc. Sec. No. (if joint account)

Employee I.D. Number(s)

Residence Address

City, State and Zip Code

Mailing Address (if different from residence)

City, State and Zip Code

Telephone Number

INSTRUCTIONS TO RESCISSION ELECTION FORM
1. GENERAL. The Rescission Election Form should be properly filled in, dated and signed, and should be delivered to the Company at the address set forth on the first page of the Rescission Election Form. The method of delivery to the Company is at your option and risk, but if sent by mail, insured registered mail, return receipt requested, is recommended. Alternatively, you may intra-office mail the completed documents to Ms. Lynett Rogers at the Company’s corporate offices in Dallas, Texas.
2. SIGNATURES. If the Rescission Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other representative or fiduciary, the person signing must give such person’s full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded herewith. If the rescinded shares have been assigned by the registered holder, in which event the Rescission Election Form should be signed in exactly the same form as the name of the last transferee as endorsed on the certificates.
3. STOCK CERTIFICATES. If you have physical possession of any certificates representing shares of the Company’s Common Stock being rescinded, such certificates and stock powers must be enclosed with the completed Rescission Election Form, duly endorsed for transfer.
4. PROOF OF SALE. Persons that have already sold shares subject to the Offer must enclose with the Rescission Election Form proof reasonably satisfactory to the Company evidencing the bona fide sale of such shares to a third party, including the purchase price for such shares. Satisfactory proof of the purchase price of such shares may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The purchase price may have been paid in either cash or property. If the purchase price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the purchase price is not reasonably satisfactory to the Company, the Company may require additional proof. In addition, the Company may require evidence that any sale of such shares was a bona fide transfer to a third party.
5. TIME IN WHICH TO ELECT. To be effective, a Rescission Election Form must be received by the Company no later than 5:00 P.M., Dallas, Texas time on December 15, 2006 (the “Expiration Date”).
6. MISCELLANEOUS. In the case of acceptances of the Offer, the Company will begin mailing and delivering checks for rescission payments within approximately ten business days after the Expiration Date.
7. QUESTIONS. All questions with respect to this Rescission Election Form and the Offer (including questions relating to the timeliness or effectiveness of any election) will be determined by the Company, which determination shall be final and binding. All questions can be directed to Peter Bartholow or Lynett Rogers at (214) 932-6600.

APPENDIX II
RESCISSION LETTER TO HOLDERS
November 17, 2006

Re:	Offer to Rescind Certain Stock Purchases through the Texas Capital Bancshares, Inc. 2000 Employee Stock Purchase Plan
Dear Stockholder:
     You are receiving this letter and the accompanying Prospectus, Election Form and Stock Power Form because you purchased shares of our common stock on June 30, 2005 pursuant to options granted under our 2000 Employee Stock Purchase Plan. These stock sales were neither registered nor exempt from registration or qualification under applicable federal or state securities laws.
     In order to address this issue, we are offering to repurchase the shares you purchased through the plan during the above period. You are not required to accept our offer. If you decide to accept our offer, you or your designated broker will need to deliver us the shares of our common stock which you have purchased through the plan in exchange for a cash payment.
     If you decide to accept our offer, and you continue to hold eligible securities, your payment will be equal to the aggregate price you paid for the shares, plus the applicable state interest from the date of your purchase. The payment may be more or less than the current trading price of our common stock on the Nasdaq National Market (which closed at $20.44 on November 13, 2006). Shares sold under our Employee Stock Purchase Plan on June 30, 2005 were at $18.38 per share. You are encouraged to obtain current trading price information before deciding whether to accept or reject this offer.
     If you have sold the shares of our common stock that you purchased through the plan and you decide to accept this offer, your payment, if any, will be equal to the price you paid for the shares, plus applicable state interest per annum, less the proceeds of your sale of the shares. Interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date the rescission offer expires.
     By making this offer, we are not waiving any applicable statutes of limitations or other defenses we may have against any claims.
     The attached materials describe the terms of our offer in detail. You should review these materials carefully before deciding whether to accept or reject this offer. In order to accept our offer, you will need to complete the enclosed Rescission Election Form and return it to us no later than 5:00 P.M., Dallas, Texas time, on December 15, 2006. If you decide not to accept our offer, we ask that you still complete and return the enclosed Rescission Election Form, selecting option B, and return it to us no later than 5:00 P.M., Dallas, Texas time, on December 15, 2006. If we have not received a properly completed and signed Rescission Election Form from you by 5:00 P.M., Dallas, Texas time, on December 15, 2006, you will be deemed to have rejected our offer.
     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if the enclosed prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     If you have any questions concerning this letter or the enclosed materials, please contact Peter Bartholow or Lynett Rogers at
(214) 932-6600. Thank you for your cooperation.
Sincerely,

Peter Bartholow
Chief Financial Officer

APPENDIX III
FORM OF STOCK POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Texas Capital Bancshares, Inc., a Delaware corporation,                      shares of common stock of Texas Capital Bancshares, Inc., and does hereby irrevocably constitute and appoint Jody Grant and Peter Bartholow, and any of them, the undersigned’s Attorney to transfer said shares on the books of said corporation with full power of substitution in the premises.

Dated: , 2006	SELLING STOCKHOLDER

Print Name(s) of Selling Stockholder(s)

Authorized Signature(s)

Title of Authorized Signatory (if applicable) (1)

Authorized Signature (if shares held in more than one name)

Title of Authorized Signatory (if applicable)

Address of Selling Stockholder (Line 1)

Address of Selling Stockholder (Line 2)

Phone

Fax

(1)	Trustees, officers and other fiduciaries or agents should indicate their title or capacity and print their names under their signatures.